Nonexclusive License Agreement

This Agreement is made this 25th day of May, 2006, between Rubber Research Elastomerics, Inc. ("RRE") and Riviera Investments ("RIVIERA").

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated April 20, 2006, and covering the area loosely described as the MIDDLE EAST (the "APRIL 20, 2006 LICENSE"); and

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated May 2, 2006, and covering the area loosely described as South America, Central America and the Caribbean Islands (the "MAY 2, 2006 LICENSE"); and

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated May 3, 2006, and covering certain areas within the regions loosely described as EUROPE AND ASIA as well as "Repurchase Rights" or "Rights of First Refusal" for all existing licenses in EUROPE and ASIA and NORTH AMERICA (the "MAY 3, 2006 LICENSE"); and

Whereas in the remainder of this AGREEMENT the three agreements described above, and dated April 20, 2006, May 2, 2006 and May 3, 2006 shall be referred to as the EXISTING RIVIERA AGREEMENTS.

Whereas RIVIERA, in order to practice any of the EXISTING RIVIERA AGREEMENTS or any additional LICENSE, MANUFACTURING AND MARKETING AGREEMENTS that may be purchased under the terms of the EXISTING RIVIERA AGREEMENTS, must have guaranteed continuing access to Tirecycle Treatments and other proprietary products which are or which can be made under the intellectual property rights now held by RRE, which shall herein be referred to as the RRE Treatments and Intellectual Property Rights ("RRE-IP"); and

Whereas the continuing ability of RRE to supply such materials and to exercise such Intellectual Property Rights ("IP") for the benefit of all of its licensees is currently in question, or may become questionable or endangered, for a variety of reasons; and

Whereas the language in some prior License, Manufacturing and Marketing Agreements, such as

" <u>Continuation of license upon Insolvency Event</u>. Upon the occurrence of an Insolvency Event with respect to RRE, including in a case of an appointment of a trustee under any applicable Federal or state bankruptcy code, [*insert name of*

> *the licensee*] may elect either (x) to terminate this Agreement in accordance with Section 16 or (y) to continue this Agreement and retain its rights as a licensee pursuant to paragraph (a), for the remainder of the term of this Agreement, including any extensions of such term in accordance with the provisions of this Agreement. Upon occurrence of an Insolvency Event with respect to [*insert name of the licensee*], RRE shall have the right to terminate this Agreement upon written notice to [*insert name of the licensee*]."

does not adequately protect the licensee, who will not be able to practice the license(s) without continuing access to RRE TREATMENTS & I P RIGHTS, so that option (y) in the quoted text above appears to be useless and not enabling; and

Whereas RIVIERA is currently attempting to organize an "Investors Group" to conclude an investment in LAEL LLC, 2PCR LLC, and a new Company, possibly to be named Tirecycle® International; and

Whereas the intention of this investment is not only to insure the success of LAEL but also to thereafter insure the creation of numerous other Tirecycle® plants; and

Whereas such potential investors are gravely concerned about the possibility that their investments will become worthless if RRE fails, or if RRE is sued and some such legal maneuver as a Temporary Restraining Order (TRO) is used to restrict the activities of either Fred Stark or RRE, and that the RRE-IP might, because of that or some other reason which cannot be anticipated, become unavailable, for a greater or lesser period of time; and

Whereas, in fact, the RRE-IP could even conceivably become extinguished and lost to Tirecycle Licensees, so that the whole investment of these potential investors would likely be lost; and

Whereas RRE has already attempted to solve this problem and to insure the availability of this same RRE-IP for another licensee, ADVAC Inc, by issuing a nonexclusive license agreement to another Corporation, named TechShare, LLC ("TS"); and

Whereas RRE has always tried to treat its licensees equitably, and needs to protect all of its licensees, and not just ADVAC; and

Whereas RIVIERA and the Investors Group, having studied the finances of ADVAC, believe that ADVAC has repeatedly been in arrears on its debt payments, and, in addition, that ADVAC has unpaid back-salary obligations approaching half a million dollars, and believes that therefore TechShare, which is wholly owned by ADVAC and its shareholders, is currently unable to supply the products of the RRE-IP which are needed by all Tirecycle® licensees; and

Whereas, as a result of ADVAC insolvency events, RIVIERA has recently needed to contribute $50,000 to cover past-due debts of ADVAC, and another $50,000, (transmitted through mediation of another company, 2PCR, but wired by RIVIERA directly to ADVAC), to enable ADVAC to pay three months back rent so that the RRE factory at 4500 Main, in Minneapolis, would not be closed down by the owner of the building; and

Whereas RRE wishes to encourage the rapid development of the Tirecycle® Technology, in order to benefit the World, and to pay off the debts of RRE, and to ward off threatened lawsuits, and to bring profits to its shareholders; and

Whereas RRE wishes to be assured a continuing flow of income due to it from the Royalties owed by its licensees, and believes that the investments by RIVIERA and by the Investors Group may very possibly prevent financial failures which could prevent RRE from supplying treatments to any Tirecycle® Licensees, causing them to fail and gravely endangering the entire technology;

Now therefore the parties agree as follows:

1) All of the recitals above are included herein by reference.

2) A major purpose of this Agreement is to safeguard the availability of the RRE-IP, on the one hand, but without, on the other hand, in any way reducing the royalty stream to RRE.

3) License Grant: RRE grants to RIVIERA a world-wide, perpetual, non-exclusive license of all intellectual property rights now held by RRE, including without limitation trademarks, copyrights, patents, trade secrets, technology, know-how, all confidential and proprietary information as well as all improvements (the "RRE-IP"). Riviera, in its capacity as the holder of this sub-license, or the successors of RIVIERA which receive these same rights, shall be referred to as the RRE-IP LICENSEE in the remainder of this document. As part of its obligation under this agreement, RRE and its employees, including Fred Stark, shall participate in training employees designated by the RRE-IP LICENSEE, including employees of 2PCR, or Tirecycle® International, if they are so designated by RIVIERA, acting as the RRE-IP LICENSEE, or such other Company which may be created under the direction of RIVIERA to practice the RRE-IP.

4) The parties agree that they enter into this AGREEMENT because of its mutual benefits, and that no further consideration needs be given by either party to render the AGREEMENT binding upon both parties.

5) It is agreed by the parties that preservation of trade secrets and all intellectual property is of the utmost importance. For this reason it is of great

value (but not adequate) to make efforts to insure that the RRE-IP is practiced at geographic locations distinct from any Tirecycle Plant, and, if possible, in a separate Company which is not a Tirecycle® licensee, especially with the goal of keeping this entire RRE-IP confidential (in which case the company so formed by RIVIERA, or the company RIVIERA selects to transfer the RRE_IP License to, shall become the RRE-IP LICENSEE and be bound by all of the terms of this AGREEMENT).

6) The training mentioned in the penultimate paragraph above shall have as its goal the complete transfer of the RRE-IP to the RRE-IP LICENSEE, and shall include providing copies, if requested, of all of the extensive trials and testing carried out over the years by RRE, and shall enable the RRE-IP LICENSEE (or its designees as described above) to exploit the technology without the further assistance of Fred Stark or any other current employee of RRE.

7) Licensees distinguished: For the purposes of this AGREEMENT the term Tirecycle® Licensee shall refer to the typical licensee who holds a license to purchase Tirecycle® Treatments and other products of the RRE-IP but who has no rights to know or practice the RRE-IP which is needed to design and produce RRE-IP treatments or other materials typically supplied by RRE to these Tirecycle® Licensees. Such Tirecycle® Licensees currently pay a royalty amounting to 6% of gross sales to RRE. The license granted under this AGREEMENT is fundamentally different, because it enables practice of the RRE-IP itself, and RIVIERA, when acting in this capacity, as previously defined above, may be referred to as the RRE-IP LICENSEE. The RRE-IP LICENSEE shall not receive any of the royalty payments mentioned above, which are due to RRE from all Tirecycle® Licensees (unless such receipt is for the purpose of transmitting them to RRE), and the RRE-IP LICENSEE shall help RRE, whenever possible, to collect such royalties for itself. On the other hand, the RRE-LICENSEE does not have any obligation to pay any product royalty, such as 6% on its gross sales of "treatments", to RRE, because they are to be supplied at cost, and without royalty, just as RRE is required to supply such treatments at cost to Tirecycle® Licensees.

8) Royalties: To the extent that the RRE-IP LICENSEE exploits its interest in the RRE-IP, it shall act on behalf of RRE to preserve unchanged the rights of RRE to royalties. That is, it shall direct to RRE the entirety of any royalty stream, whether in terms of (a) $100,000 paid for site licenses, or (b) yearly royalties on Exclusive Option Rights, or (c) the 6% royalty stream on gross sales required to be paid by Tirecycle® Licensees. It shall, in regard to sales to any Tirecycle® Licensees, assist RRE in maintaining records to insure that the 6% royalty stream on gross sales by Tirecycle Licensees are correctly computed. It does not have the responsibility to legally pursue any Tirecycle® Licensee in arrears on payments of the 6% royalty to RRE, however it has the right, but not the obligation to stop supplying any

Tirecycle® Licensee which it independently determines, or is informed by RRE, to be thus in arrears.

9) Provision of RRE-IP Treatments at Cost: To the extent that RIVIERA (or its designates) exploits its interest in the RRE-IP, it shall act on behalf of RRE to provide RRE-IP treatments at cost, in the same manner as they are provided by RRE itself. If there is any change so that any licensee able to practice the RRE-IP can charge above cost, then, all other language in this AGREEMENT notwithstanding, the RRE-IP LICENSEE shall also benefit from this same change or provision.

10) As a subsidiary of RRE, the RRE-IP LICENSEE shall keep, and shall cause each of its subsidiaries, if any, to keep true books of account containing an accurate and complete record of the cost of producing any Treatment supplied to Tirecycle® Licensees for the manufacture of the Products and such cost of producing Treatment shall include all direct and indirect overhead costs of manufacturing, including fees from a management contract, if any, plus a reasonable provision for general corporate overheard, plus any costs of loading and shipping from the plant location. Payment for the Treatment shall accompany any request by a Tirecycle® Licensee that the RRE-IP LICENSEE elects to supply with the Treatment(s) needed to prepare Product. The costs of the RRE-IP LICENSEE may be different from the costs of RRE, due to a variety of reasons including different costs of labor and supplies in different Geographic locations, and there is no obligation that the RRE-IP LICENSEE match the costs of RRE.

11) The RRE-IP LICENSEE shall have the right but not the obligation to provide RRE-IP treatments to all Tirecycle® Licensees.

12) Warranty and Covenants: RRE warrants that it believes that the precarious state of its own finances and threatened lawsuits, as well as the precarious state of the finances of both ADVAC and Techshare, have caused a crisis which requires RRE to make this AGREEMENT for the benefit of all Tirecycle® Licensees. RRE has been in danger of default on its ability to supply Treatments. These have been continuing problems, and about two years ago, TechShare LLC was created to provide a safeguard source of supply for ADVAC which could practice the RRE-IP in cased RRE was prevented from functioning. Unfortunately, despite more than 2 years since its license was granted, Techshare has taken no steps, so far as RRE is aware, to create its own manufacturing capability independent of RRE. Moreover, ADVAC which owns over 90% interest in TechShare has indicated to Riviera that it is insolvent, including approximately $500,000 of unpaid back-salaries. Therefore RRE does not believe that the current Agreement violates any aspect of its February 12th, 2006 agreement with TechShare LLC. Therefore, yet again, RRE warrants that it believes that it has the right to make this AGREEMENT with RIVIERA, without which the

financing needed for construction of the LAEL plant may entirely fail. The gravity of this problem is indicated by the fact that no complete, full scale Tirecycle® plant is operating anywhere in the world except Australia! This warranty shall survive the termination of this Agreement. RRE covenants that it will assist the RRE-IP LICENSEE in its exploitation of the RRE-IP LICENSEE's interest in the RRE-IP, including the technology and know-how transfer that will enable the RRE-IP LICENSEE to exploit the RRE-IP without the assistance of any current RRE employees. The RRE-IP LICENSEE and RRE shall keep non-patented aspects of the RRE-IP confidential, and both shall also require their employees, customers, vendors, advisors, and outside contractors to keep non-patented aspects of the RRE-IP confidential.

13) Duration: This AGREEMENT is meant to be perpetual and to bind any successors in interest of either RRE or RIVIERA.

14) Statements and Payments: All payments due hereunder shall be due on a quarterly basis.

15) Choice of Law; Arbitration: This AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of California. Venue and sole jurisdiction shall be with the state or federal courts located in Los Angeles California.

In witness hereof, the parties affix their signatures,

Rubber Research Elastomers, Inc.

By [signature]
Its C.E.O.

Riviera Investments Inc.

By [signature]
Its President